Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of June 28, 2007 (this “Amendment”) is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.             Amendment to Certain Definitions.  Each of the following definitions shall be removed and replaced with the phrase “[intentionally omitted].”

1.103 “ME Lease,” 1.104 “ME Premises,” 1.111 “NH Lease,” and

1.112 “NH Premises.”

2.             Amendment to Section 1.149.  Section 1.149 shall be amended to read in its entirety as follows:

“1.149     “Special Payment” has the meaning set forth in the Distribution Agreement.”

Furthermore, each use of the term Special Dividend in the Merger Agreement shall be amended to conform to this change of the defined term from Special Dividend to Special Payment.

3.             Amendment to Section 1.192.  Section 1.192 shall be amended to read in its entirety as follows:

“1.192     “Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Idearc Agreements, the Tax Sharing Agreement and the leases and shared site agreement referred to in Section 7.16.”

4.             Amendment to Section 7.16.  Section 7.16 is hereby amended to read in its entirety as follows:

“7.16       Real Estate Matters.  Promptly after the execution of this Agreement the parties will negotiate in good faith a mutually acceptable arrangement allowing Verizon and its Affiliates to occupy and use following the Closing the property located at 875 Holt Avenue, Manchester, New Hampshire in substantially the same manner insofar as practicable as such property is occupied and used by them (other than in connection with the Spinco Business) during the 12 month period prior to the Closing Date.  Immediately prior to the Closing, the parties shall execute those lease agreements attached to a letter agreement among the parties dated April 25, 2007 and the mutually agreed shared site agreement referred to in the prior sentence.”

5.             Amendment to Distribution Agreement.  The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, and amended as of March 30, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

6.             Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.  The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W.Diercksen
Name: John W. Diercksen
Title: Executive Vice President, Strategy, Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name: Stephen E. Smith
Title: Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name: Eugene B. Johnson
Title: Chief Executive Officer

ATTACHMENT

AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT

AMENDMENT NO. 2, dated as of June 28, 2007 (this “Amendment”) is by and between VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”) and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”) to the Distribution Agreement, dated as of January 15, 2007, as amended (the “Distribution Agreement”) by and between Verizon and Spinco.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Distribution Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Distribution Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.             Amendments to Section 1.1.

(a)           The definition of “Blended Customer Contracts” set forth in Section 1.1 of the Distribution Agreement is hereby amended to read in its entirety as follows:

““Blended Customer Contracts” means Contracts with customers or other Contracts identified below, in each case to which one of the Contributing Companies or another subsidiary of Verizon is a party, and in each case which provide for customers to receive one or more products and/or services that are offered by the Spinco Business as well as one or more products and/or services that are offered by the Verizon Business, including billing and collection Contracts, operator service Contracts and directory assistance Contracts.”

For the avoidance of doubt, the reference to Section 1.1(a) of the Disclosure Letter has been omitted in this revised definition because the Contracts listed thereon, which were originally intended to be retained by Verizon, are now intended to be treated as all other Blended Customer Contracts.  Therefore, the Disclosure Letter provided by Verizon shall hereafter be deemed not to have included Section 1.1(a) thereof.

(b)           Amendment to Section 1.1.  The definition of “Special Dividend” is changed to “Special Payment” and is hereby amended to read in its entirety as follows:

““Special Payment” means a payment that shall be made by Spinco to Verizon in an amount to be set forth in a certificate delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date, which amount shall not exceed Verizon’s estimate of its tax basis in Spinco.”

Furthermore, each use of the term Special Dividend in the Distribution Agreement is hereby amended to conform to this change in the defined term from Special Dividend to Special Payment.

2.             Amendment to Section 2.4.  Section 2.4 shall be amended to read in its entirety as follows:

“Section 2.4         Special Payment; New Financing; Debt Exchange.

(a)           [Intentionally omitted]

(b)           At or prior to the Distribution Date, Spinco will in exchange for Verizon causing the transfer to Spinco of the ILEC Spinco Subsidiary and causing the Non-ILEC Assets to be transferred to the Non-ILEC Spinco Subsidiary (i) enter into the agreements associated with the New Financing and use a portion of the proceeds thereof to pay the Special Payment, (ii) distribute Spinco Securities to Verizon and (iii) pay to Verizon the amount of the Special Payment.  The principal amount of the Spinco Securities will be an amount equal to (x) $1.7 billion less (y) the amount of the Special Payment, with the precise aggregate principal amount of the Spinco Securities to be set forth on a certificate to be delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date.

(c)           The rights and obligations of the parties in respect of pursuing and obtaining the New Financing are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(d)           The parties acknowledge that Verizon intends to enter into arrangements prior to or following the Distribution Date providing for the exchange of outstanding Spinco Securities for debt obligations of Verizon or its Affiliates or the transfer of Spinco Securities to other Verizon creditors or stockholders (the “Debt Exchange”), provided that the parties further acknowledge that (i) if Verizon desires to consummate the Debt Exchange concurrently with the Distribution, Verizon shall not be obligated to consummate the Distribution unless Verizon shall have entered into such arrangements and the Debt Exchange shall be consummated concurrently with the Distribution and (ii) if Verizon elects not to pursue the Debt Exchange at the time of the Distribution or thereafter, Verizon may dispose of the Spinco Securities in another manner, but will in any event dispose of all of its interest in the Spinco Securities within 360 days following the Distribution Date.

(e)           At Verizon’s election, to be exercised by Verizon no later than 15 days prior to the Distribution Date (the “Election”), notwithstanding any other provision of the Transaction Agreements, the following alternative transaction structure may be adopted in lieu of the transaction steps currently described in the Transaction Documents:

(i) the entity referred to as Spinco shall be formed by Verizon New England, instead of by Verizon;

(ii) the Special Payment shall be an amount paid by Spinco to Verizon New England, instead of being paid by Spinco to Verizon;

(iii) Spinco Securities shall be notes issued by Spinco to Verizon New England, instead of being issued by Spinco to Verizon,

(iv) the Debt Exchange shall be undertaken by Verizon New England with its creditors or stockholders, instead of being undertaken by Verizon with Verizon’s creditors or stockholders,

(v) Verizon and Verizon New England shall transfer or cause to be transferred to Spinco (or to Subsidiaries thereof) all of the Spinco Assets and Liabilities in such a manner that, immediately prior to the Merger, no assets or liabilities (other than stock or other equity interests in Subsidiaries) shall be held directly by Spinco; and

(vi) Spinco shall be distributed in the Internal Spinoffs and in the Distribution and shall participate in the Merger.

If Verizon makes the Election, all applicable provisions of this Agreement and the other Transaction Agreements shall be amended by the parties thereto as appropriate to reflect the Election.  For example, the definition of the Special Payment shall be revised to refer to Verizon New England’s estimate of its tax basis in Spinco, instead of Verizon’s estimate of its tax basis in Spinco.

(f)            The parties recognize that Spinco and the Company desire that as of the time of the distribution the amount of Current Assets exceeds the amount of Current Liabilities and therefore Verizon agrees to use commercially reasonable efforts to conduct the Spinco Business in a manner that would cause Current Assets to exceed Current Liabilities as of the time of the Distribution.

(g)           Verizon shall pay all Spinco Debt Expenses (i) on the Closing Date or (ii) on such subsequent date when the fees and expenses payable to lenders or the lenders’ advisors pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing), other than the Spinco Debt Expenses, are paid by the Surviving Corporation.”

3.             Confirmation of Distribution Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Distribution Agreement remain unmodified and in full force and effect.  The provisions of Article X of the Distribution Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

NORTHERN NEW ENGLAND SPINCO INC.

By:
Name:
Title: